GREENLIGHT CAPITAL COMMENTS ON
U.K. FINANCIAL SERVICES AUTHORITY FINE

NEW YORK – January 25, 2012 – Greenlight Capital, Inc. (“Greenlight”) announced today that the U.K.’s Financial Services Authority (“FSA”) has fined Greenlight and David Einhorn for inadvertently engaging in market abuse in connection with Greenlight’s trading of Punch Taverns plc (LSE: PUB) shares in June 2009.

The FSA has found that the market abuse was inadvertent.  According to the Decision Notices issued to Greenlight and Mr. Einhorn, “…the market abuse was not deliberate or reckless.  Mr. Einhorn did not believe that the information that he had received was inside information and he did not intend to commit market abuse.”  The FSA imposed a £7.2 million fine, which will not be borne by the Greenlight funds.

Mr. Einhorn stated, “We believe that this action is unjust and inconsistent with the law and with prior FSA enforcement precedent.  However, rather than continue an arduous fight, we have decided to put this matter behind us and concentrate on managing our business.”

Mr. Einhorn continued, “We have always strived to set an example of good conduct and ethics, and we take compliance very seriously.  We didn’t believe in 2009, and we don’t believe now, that there was anything wrong with our conduct and our actions.  The fine is for trading in advance of a decision that had not been made, and the FSA concedes we did not believe we had any inside information.  We did not enter into any confidentiality agreement, we explicitly requested that we not be given confidential information, and we do not believe we were given any such information.  Further, all the witness testimony supports our view.”

Conference Call
Greenlight will be hosting a conference call to discuss this matter at 4:00 p.m. Eastern Time today, January 25, 2012.  The conference may be accessed by dialing 1-877-686-1650 (U.S. callers) or 1-857-244-8201 (International callers) and entering the passcode 76371374#.  Those who intend to participate in the call should dial in at least 10 minutes in advance.  A replay of the call will be available through February 2, 2012 by dialing 1-888-286-8010 (U.S. callers) or 1-617-801-6888 (International callers) and entering the passcode 21316928#.

Media Contacts:
Jonathan Gasthalter/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080

#   #   #